UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported) July 30, 2015

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

NEWARK, N.Y. – July 30, 2015 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $0.8 million on revenue of $19.0 million for the quarter ended June 28, 2015. For the second quarter of 2014, the Company reported an operating loss of $1.3 million on revenue of $15.2 million.

“Our second quarter results demonstrate the operating leverage inherent in our business model and the success of our strategy to invest in new products, customers, markets and geographies. Following a strong first quarter performance, we delivered another quarter of 25% revenue growth, substantial gains in profitability marked by a consolidated gross margin of 31%, an operating margin of 4.3%, and an EPS of $0.05,” Michael D. Popielec, Ultralife's President and Chief Executive Officer. “At the mid-point of the year with revenue growth of 25% and EPS improvement of $0.23 over the first half of 2014, we have increasing confidence in our outlook for top-line growth and profitable results for 2015.”

Revenue grew 25%, or $3.8 million, to $19.0 million from $15.2 million for the second quarter of 2014 driven by gains in Battery & Energy Product sales. Battery & Energy Products sales were $16.0 million, compared to $12.2 million last year, a 31% increase, primarily due to higher shipments to Government/Defense customers. Communications Systems sales were $3.0 million, flat with the same period last year.

Gross profit grew 39% to $5.9 million from $4.2 million for the second quarter a year ago. As a percentage of revenue, gross profit increased 320 basis points to 30.9% from 27.7% last year, primarily reflecting favorable mix of higher gross margin products and improved overhead absorption on higher sales volumes. Battery & Energy Products’ gross margin was 28.4%, compared to 23.6% last year, an increase of 480 basis points. Communications Systems’ gross margin was 44.2%, compared to 44.0% last year, an increase of 20 basis points.

Operating expenses declined 9%, or $0.5 million, to $5.0 million from $5.5 million a year ago. As a percentage of revenue, operating expenses were 26.6%, compared to 36.4% a year ago.

Higher revenue combined with the leverage of improved gross margin and lower operating expenses resulted in operating income of $0.8 million, compared to an operating loss of $1.3 million for the second quarter of 2014, an improvement of $2.1 million. Operating margin was 4.3%, compared to (8.7)% for the year-earlier period.

Net income from continuing operations was $0.8 million, or $0.05 per share, compared to a net loss of $1.4 million, or $0.08 per share, for the second quarter of 2014.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

 Item 9.01 Financial Statements, Pro Forma Financials and Exhibits

(a)        Exhibits

              99.1 Press Release of Ultralife Corporation dated July 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRALIFE CORPORATION

July 30, 2015	By:	/s/ Philip A. Fain
Chief Financial Officer and Treasurer